FORM 15

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

     Certification and Notice of Termination of Registration under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d) of the Securities Exchange Act of 1934.

                                                     Commission File No. 0-23571

                            Progressive Bancorp, Inc.
                         ------------------------------
             (Exact name of registrant as specified in its charter)


                   601-617 Court Street, Pekin, Illinois 61554
                                 (309) 347-5101
                   --------------------------------------------
          (Address, including zip code, and telephone number, including area code, of registrant's principal executive
                                    offices)


                     Common Stock, par value $.01 per share
                    ----------------------------------------
            (Title of each class of securities covered by this Form)


                                       N/A
                    -----------------------------------------
             (Titles of all other classes of securities for which a
                   duty to file reports under Section 13(a) or
                                 15(d) remains)

     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:


Rule 12g-4(a)(1)(i)        [ x  ]            Rule 12h-3(b)(1)(ii)       [    ]
Rule 12g-4(a)(1)(ii)       [    ]            Rule 12h-3(b)(2)(i)        [    ]
Rule 12g-4(a)(2)(i)        [    ]            Rule 12h-3(b)(2)(ii)       [    ]
Rule 12g-4(a)(2)(ii)       [    ]            Rule 15d-6                 [    ]
Rule 12h-3(b)(1)(i)        [    ]

     Approximate number of holders of record as of the certification or notice date: 255
      -------

     Pursuant to the requirements of the Securities Exchange Act of 1934, Progressive Bancorp, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

Date:    March 9, 2000             By: /s/ Arthur E. Krile, Jr.
                                      ---------------------------------------
                                      Arthur E. Krile, Jr., President and Chief
                                        Executive Officer
                                      (name and title)
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